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                                                                EXHIBIT 10.8(l)


                                [GTS LETTERHEAD]

                               September 29, 1997

By fax: +310 996 6402

Mr. Laurentius Harrer,
Vice President
Capital Group Companies, Inc.
333 South Hope Street
Los Angeles, California 90071

Copy to: +41 22 741 1722

Mr. Pierre-Marie Bouvet
Capital Research International, S.A.
3, Place des Bergues
1201 Geneva, Switzerland

Dear Messrs. Harrer and Bouvet:

Reference is made to (a) the following agreements, each as heretofore amended, supplemented or otherwise modified (collectively, the "Cap Re Agreements"): (i) the Senior Note Purchase Agreement, dated as of February 2, 1996, between Global TeleSystems Group, Inc. (the "Company") and Emerging Markets Growth Fund, Inc., as purchaser; and (ii) the Senior Note Purchase Agreement, dated as of February 2, 1996, between the Company and Capital International Emerging Markets Fund, as purchaser (collectively, the "Purchasers"); and (b) the transactions, contracts and actions listed below and on the attached Schedule A, collectively, the "Transactions."

GTS and its subsidiaries propose to enter into the Transactions, for which your consent may be required under the terms of the Cap Re Agreements. The Transactions are described more fully on Schedule A.

GTS believes that the Transactions are in the best interest of the Company, and we hereby solicit your consent, under (and for all purposes of) the Cap Re Agreements, to the Transactions therein.
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Please evidence your consent by signing and returning to me a copy of the enclosed letter.


                                        Sincerely,



                                        Vimal Agarwal
                                        Treasurer

Accepted and acknowledged this __ day of September, 1997:

EMERGING MARKETS GROWTH FUND


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By:
Its:


Accepted and acknowledged this __ day of September, 1997:

CAPITAL INTERNATIONAL EMERGING MARKETS FUND


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By:
Its:




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                                   SCHEDULE A

        Global TeleSystems Group, Inc. (the "Company") is in the process of purchasing the remaining minority interest in Vostok Mobile B.V. ("VM") that the Company does not currently own. VM is the western partner in eleven Russian cellular companies.

        De Nationale Investeringsbank ("NIB"), a Dutch bank, made loans in December 1995 of one million guilders to each of five of such Russian cellular companies (the "Borrowers"). (The Borrowers have commenced scheduled repayment of the loans and a total of 4 million guilders (or, approximately U.S.$2 million under current exchange rates) in loans remains outstanding.) The Dutch government and VM guaranteed these loans. The loans contain a covenant that the ownership of VM would not change. Following the purchase of the minority interest, there will no longer be any Dutch beneficial ownership of VM and it is likely that the Dutch government will terminate its guarantee thereby triggering an event of default under the loans. Because the loans, and the related Russian Central Bank licenses, do not provide for optional prepayment, it is in the interest of the Company and the Borrowers that the loans remain outstanding until June 30, 2001, which is their scheduled final maturity.

        In order to keep the loans outstanding, the NIB has requested that the Company provide security in the amount of a cash deposit of the remaining principal amount, plus the next scheduled interest payment, and a Company guarantee of the amounts that may be due under the loans, which are not covered by such deposit. The Company's Board of Directors has approved the purchase of the remaining minority interest in Vostok Mobile and the mechanism to keep the loans in place. The Company guarantee and the deposit would result in additional indebtedness and a lien which would be prohibited by the Senior Note Purchase Agreements. The Company respectfully requests your waiver of the provisions of the Senior Note Purchase Agreements which would otherwise prohibit these actions.